Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197288

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2014

Preliminary Prospectus Supplement

(To Prospectus Dated July 8, 2014)

$2,800,000,000

Calpine Corporation

$             % Notes due 2023

$             % Notes due 2025

This is an offering of $         aggregate principal amount of our     % Notes due 2023 (the “2023 Notes”) and $         aggregate principal amount of our     % Notes due 2025 (the “2025 Notes” and, together with the 2023 Notes, the “notes”). The 2023 Notes will mature on                     , 2023. The 2025 Notes will mature on                     , 2025. We will pay interest on the 2023 Notes semi-annually in arrears on each              and             , commencing on             ,             . We will pay interest on the 2025 Notes semi-annually in arrears on each              and             , commencing on                     ,             .

We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to offer to repurchase the notes from holders as described under the heading “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The notes will be our unsecured senior obligations and will rank equally in right of payment with our other existing and future senior indebtedness.

This prospectus supplement and the accompanying prospectus include additional information about the terms of the notes.

Investing in the notes involves risks. See the “Risk Factors” section beginning on page S-11 of this prospectus supplement and page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per 2023 Note		Total for 2023 Notes	Per 2025 Note		Total for 2025 Notes
Public offering price(1)		%	$		%	$
Underwriting discounts		%	$		%	$
Proceeds, before expenses, to Calpine		%	$		%	$

(1)	Plus accrued interest, if any, from , 2014, if settlement occurs after that date.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking S.A., on or about                     , 2014.

Joint Book-Running Managers

MORGAN STANLEY	BofA MERRILL LYNCH	CITIGROUP

CREDIT SUISSE	DEUTSCHE BANK SECURITIES	GOLDMAN, SACHS & CO.	MUFG

Co-Managers

BARCLAYS	CREDIT AGRICOLE CIB

RBC CAPITAL MARKETS	RBS	UBS INVESTMENT BANK

The date of this prospectus supplement is July 8, 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement, the accompanying prospectus, and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference into this prospectus as described below under the heading “Incorporation of Certain Information by Reference,” before making an investment in the notes. In particular, you should review the information under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and page 1 of the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any information not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related pricing supplement or free writing prospectus required to be filed with the SEC. We have not, and the underwriters have not, authorized any person to provide you with different or additional information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, and any related pricing supplement or free writing prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus, and any related pricing supplement or free writing prospectus is delivered or debt securities are sold on a later date.

Neither we nor the underwriters are making an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

When used in this prospectus supplement, the terms “Calpine,” “we,” “our” and “us” mean, unless the context otherwise indicates, Calpine Corporation and its consolidated subsidiaries.

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains, and any prospectus supplement or free writing prospectus and documents incorporated by reference herein and therein may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability to hedge risks;

•	laws, regulation and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•	our ability to manage our liquidity needs and to comply with covenants under our and our subsidiaries’ financing obligations;

•	risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies;

•	risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	the unknown future impact on our business from the Dodd-Frank Act and the rules to be promulgated thereunder;

•	competition, including risks associated with marketing and selling power in the evolving energy markets;

•	structural changes in the supply and demand of power, resulting from the development of new fuels or technologies and demand-side management tools;

•	the expiration or early termination of our Power Purchase Agreements and the related results on revenues;

•	future capacity revenues may not occur at expected levels;

•	natural disasters, such as hurricanes, earthquakes and floods, acts of terrorism or cyber attacks that may impact our power plants or the markets our power plants serve and our corporate headquarters;

•	disruptions in or limitations on the transportation of natural gas, fuel oil and transmission of power;

•	our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	our ability to attract, motivate and retain key employees;

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•	present and possible future claims, litigation and enforcement actions; and

•	other risks identified in this prospectus, any prospectus supplement or free writing prospectus and documents incorporated by reference herein and therein.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

NON-GAAP FINANCIAL MEASURES

We have included certain non-GAAP financial measures in this prospectus supplement, including (1) EBITDA, which we define as net income (loss) attributable to Calpine (the most directly comparable GAAP financial measure) before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization (excluding deferred financing costs) and (2) Adjusted EBITDA, which we define as EBITDA, as adjusted for the effects of (a) impairment charges, (b) major maintenance expense, (c) operating lease expense, (d) unrealized gains or losses on commodity derivative mark-to-market activity, (e) adjustments to reflect only the Adjusted EBITDA from our unconsolidated investments, (f) adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest (g) stock-based compensation expense, (h) gains or losses on sales, dispositions or retirements of assets, (i) non-cash gains and losses from foreign currency translations, (j) gains or losses on the repurchase or extinguishment of debt, (k) non-cash GAAP-related adjustments to levelize revenues from tolling contracts and (l) other extraordinary, unusual or non-recurring items.

We believe that investors commonly adjust EBITDA information to eliminate certain items and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA excludes the impact of the items as detailed in the reconciliation under the heading “Summary—Summary Historical Financial and Operating Information.” We exclude these items from Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

Our management believes EBITDA and Adjusted EBITDA are useful in evaluating our operating performance because these measures:

•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	provide investors with an additional tool to compare our business performance from period to period; and

•	are used by our management for various purposes, including as measures of operating performance, to view operating trends, in communications with our board of directors, shareholders, creditors, analysts and investors concerning our financial performance, and as a basis for strategic planning and forecasting.

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EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles in the United States, or GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	are not intended to represent cash flow from operations or net income (loss) as defined by GAAP as an indicator of operating performance;

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

Furthermore, certain of the documents incorporated by reference herein contain information regarding “Commodity Margin,” a non-GAAP financial measure we use to assess our performance by our reportable segments. Commodity Margin includes power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, renewable energy credit revenue, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging and optimization activities including natural gas transactions hedging future power sales, but excludes the unrealized portion of our mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with GAAP. Commodity Margin does not intend to represent income from operations, the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

For more information, see “Summary—Summary Historical Financial and Operating Information” and the financial statements and related notes thereto incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference.”

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement regarding our industry and our position in the industry based on estimates made from our experience in the industry and our own investigation of market conditions. We

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believe these estimates to be accurate as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

You may also obtain any of the documents incorporated by reference into this prospectus supplement from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Attention: Corporate Secretary

(713) 830-2000

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2013 provided in our Definitive Proxy Statement on Schedule 14A filed on April 1, 2014;

•	our Current Reports on Form 8-K filed on April 22, 2014, May 15, 2014 and July 8, 2014; and

•	any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before we sell all of the debt securities that may be offered by this prospectus supplement.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the sale of all of the notes is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

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SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as all the documents incorporated by reference herein and therein, before making an investment decision.

The Company

We are one of the largest wholesale power generators in the U.S. measured by power produced. We own and operate primarily natural gas-fired and geothermal power plants in North America and have a significant presence in major competitive wholesale power markets in California, Texas and the Mid-Atlantic region of the U.S. We sell wholesale power, steam, capacity, renewable energy credits and ancillary services to our customers, which include utilities, independent electric system operators, industrial and agricultural companies, retail power providers, municipalities, power marketers and others. We purchase primarily natural gas and some fuel oil as fuel for our power plants and engage in related natural gas transportation and storage transactions. We purchase electric transmission rights to deliver power to our customers. We also enter into natural gas and power physical and financial contracts to hedge certain business risks and optimize our portfolio of power plants. Seasonality and weather can have a significant impact on our results of operations and are also considered in our hedging and optimization activities. Our goal is to be recognized as the premier power generation company in the U.S. as viewed by our employees, customers, regulators, shareholders and the communities in which our facilities are located. We seek to achieve sustainable growth through financially disciplined power plant development, construction, acquisition, operation and ownership, and by pursuing opportunities to improve our fleet performance and reduce operating costs.

We assess our business on a regional basis due to the impact on our financial performance of the differing characteristics of these regions, particularly with respect to competition, regulation and other factors impacting supply and demand. Our reportable segments are West (including geothermal), Texas, North (including Canada) and Southeast.

Our principal offices are located at 717 Texas Avenue, Suite 1000, Houston, Texas 77002 and our telephone number is (713) 830-2000. We also have offices in Dublin, California and Wilmington, Delaware, an engineering, construction and maintenance services office in Pasadena, Texas and government affairs offices in Washington D.C., Sacramento, California and Austin, Texas. We operate our business through a variety of divisions, subsidiaries and affiliates.

Recent Developments

On July 8, 2014, we commenced tender offers (the “Tender Offers”) to purchase for cash any and all of our outstanding 7.875% Senior Secured Notes due 2020 (the “2020 Notes”) and 7.50% Senior Secured Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Tender Offer Notes”). In conjunction with the Tender Offers, we also commenced solicitations for consents to certain proposed amendments to the indentures governing the Tender Offer Notes (the “Consent Solicitations” and, together with the Tender Offers, the “Tender Offers and Consent Solicitations”). The Tender Offers and Consent Solicitations are being made pursuant to an offer to purchase and consent solicitation statement and a related consent and letter of transmittal, each dated July 8, 2014. The Tender Offers and Consent Solicitations will each expire at 12:00 midnight, New York City time, on August 4, 2014, unless extended or earlier terminated (the “Expiration Date”).

Holders of Tender Offer Notes that are validly tendered prior to the early tender time of 5:00 p.m., New York City time, on July 21, 2014 (the “Consent Date”), and accepted will receive the applicable total consideration of (i) $1,105.71 per $1,000 principal amount of 2020 Notes, which includes a consent payment of $30.00 per $1,000 principal amount of 2020 Notes, and (ii) $1,114.29 per $1,000 principal amount of 2021 Notes, which includes a consent payment of $30.00 per $1,000 principal amount of 2021 Notes, in each case plus any accrued and unpaid interest up to, but not including, the early settlement date.

Holders of Tender Offer Notes that are validly tendered after the Consent Date but on or prior to the expiration of the applicable Tender Offer and Consent Solicitation and accepted will receive the applicable tender offer consideration of (i) $1,075.71 per $1,000 principal amount of 2020 Notes and (ii) $1,084.29 per $1,000 principal amount of 2021 Notes, in each case plus any accrued and unpaid interest up to, but not including, the final settlement date. Holders of Tender Offer Notes tendered after the Consent Date will not receive the consent payment.

The proposed amendments to the indentures governing the Tender Offer Notes would (i) eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in such indentures, (ii) release the liens on the collateral securing the Tender Offer Notes and (iii) amend the satisfaction and discharge provision of such indentures. Holders that tender their Tender Offer Notes pursuant to the applicable Tender Offer are obligated to consent to the proposed amendments to the relevant Tender Offer Notes with respect to the entire principal amount of Tender Offer Notes tendered by such holders. Holders of Tender Offer Notes may not deliver consents in the applicable Consent Solicitation without tendering the related Tender Offer Notes in the related Tender Offer.

We may amend, extend or terminate the Tender Offers and Consent Solicitations in our sole discretion. The Tender Offers and Consent Solicitations are not conditioned upon any minimum amount of Tender Offer Notes being tendered, but are subject to customary conditions, including, among others, a financing condition that we receive net proceeds from this offering in an amount sufficient, together with cash on hand (if necessary), to fund all of our obligations under the Tender Offers and Consent Solicitations. Provided that the conditions to the Tender Offers have been satisfied or waived, we will pay for Tender Offer Notes purchased in the Tender Offers, together with any accrued and unpaid interest, on the early settlement date or the final settlement date, as applicable. The early settlement date is expected to occur on or about the closing date of this offering. On the early settlement date, we intend to mail a notice of redemption to the holders of any Tender Offer Notes that remain outstanding to redeem such notes on the date that is 30 days after the date of mailing such notice. The final settlement date is expected to occur on or shortly after the Expiration Date and prior to the consummation of such redemption.

In addition, we have begun discussions with holders of our 8% Senior Secured Notes due 2019 (the “2019 Notes”) with respect to the repurchase of some or all of the 2019 Notes. We have not reached any agreement with respect to the terms of any such repurchase and no assurance can be given that any such repurchase will be consummated. Under the indenture governing the 2019 Notes, we currently have the option to redeem some or all of the 2019 Notes at the price set forth in the indenture. As of March 31, 2014, there was $320 million in aggregate principal amount of our 2019 Notes outstanding.

Further, concurrently with the closing of this offering, we intend to amend our existing credit agreement, dated as of December 10, 2010, among Calpine, Goldman Sachs Bank USA, as administrative agent, Goldman Sachs Credit Partners L.P., as collateral agent, the lenders from time to time party thereto and the other parties thereto (as amended), to provide for an aggregate amount of incremental revolving facilities to not exceed $500 million (the “Existing Credit Agreement Amendment”).

THE OFFERING

Issuer	Calpine Corporation

Securities Offered	$ aggregate principal amount of % Notes due 2023 and $ aggregate principal amount of % Notes due 2025.

Maturity Dates	The 2023 Notes will mature on , 2023, and the 2025 Notes will mature on , 2025.

Interest Rates	The 2023 Notes will bear interest at % per year, and the 2025 Notes will bear interest at % per year.

Interest Payment Dates	Interest on the 2023 Notes will be payable semi-annually in arrears on each and , commencing on , . Interest on the 2025 Notes will be payable semi-annually in arrears on each and , commencing on , . Interest on the notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.

Ranking	The notes will:

•	be our general unsecured obligations;

•	rank pari passu in right of payment with all of our existing and future senior indebtedness;

•	be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	be structurally subordinated to any existing and future indebtedness and future indebtedness and other liabilities of our subsidiaries; and

•	be senior in right of payment to any of our subordinated indebtedness.

As of March 31, 2014, on a pro forma basis after giving effect to the application of the proceeds of this offering as described under the headings “Use of Proceeds” and “Capitalization,” (i) we would have had an aggregate of approximately $5.0 billion of secured indebtedness outstanding, which would be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness and (ii) in addition to guarantees of our secured indebtedness described in clause (i), our subsidiaries would have had an aggregate of approximately $3.7 billion of indebtedness owed or guaranteed to third parties, which would be structurally senior to the notes. In addition, following the anticipated Existing Credit Agreement Amendment, as described under the heading “Summary—Recent Developments,” we would have an additional $500 million of availability under our revolving credit facility, which would be effectively senior to the notes.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.”

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes contains covenants that will limit our ability to, among other things:

•	incur certain liens securing debt; and

•	consolidate, merge, convey, transfer or lease all or substantially all of our assets.

Further Issuances	We may, from time to time, without the consent of the existing holders of the 2023 Notes or the 2025 Notes, issue additional 2023 Notes or 2025 Notes. Any such additional will have the same terms as the 2023 Notes or 2025 Notes, as applicable, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the applicable series of notes being offered by this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand (if necessary) to (i) pay the consideration in connection with the Tender Offers and Consent Solicitations in respect of the Tender Offer Notes, (ii) redeem any of the Tender Offer Notes not tendered in connection with the Tender Offers and Consent Solicitations and (iii) pay premiums, fees and expenses relating to the Tender Offers and Consent Solicitations and the redemption (if any) of the Tender Offer Notes. In addition, we have begun discussions with holders of the 2019 Notes with respect to the repurchase of some or all of the 2019 Notes. We have not reached any agreement with respect to the terms of any such repurchase and no assurance can be given that any such repurchase will be consummated. Under the indenture governing the 2019 Notes, we currently have the option to redeem some or all of the 2019 Notes at a “make-whole” price. If we do enter into an agreement to repurchase some or all of the 2019 Notes, we intend to use a portion of the net proceeds from this offering for such repurchase. Any net proceeds from this offering not used for the purposes described above will be used for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of Goldman, Sachs & Co. hold all of our outstanding 2019 Notes. Affiliates of certain of the underwriters may also hold our 2020 Notes and/or 2021 Notes. Because the net proceeds from this offering will be used to repay indebtedness under 2019 Notes, 2020 Notes and 2021 Notes, we expect that at least 5% of the net proceeds will be directed to one or more of such underwriters or their affiliates (including Goldman, Sachs & Co.), which would be considered a “conflict of interest” under Financial Regulatory Authority, Inc. (“FINRA”) Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules, which requires that a qualified independent underwriter (“QIU”) participate in the preparation of the registration statement, prospectus and prospectus supplement and perform the usual standards of due diligence with respect thereto. Morgan Stanley & Co. LLC (“Morgan Stanley”) is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify Morgan Stanley against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. For more information, see “Underwriting; Conflicts of Interest.”

Trustee, Registrar and Paying Agent	Wilmington Trust, National Association.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	You should carefully consider all information in this prospectus supplement. In particular, you should review the information under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and page 1 of the accompanying prospectus, and otherwise incorporated by reference in this prospectus supplement, for a discussion of risks relating to an investment in the notes. Please read those sections carefully before you decide whether to invest in the notes.

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

The following table sets forth our summary consolidated financial and other operating information as of and for the periods ended on the dates indicated below. We have derived the summary consolidated financial information as of December 31, 2012 and 2013 and for each of the years ended December 31, 2011, 2012 and 2013 from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement. The summary consolidated balance sheet information as of December 31, 2011, has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is not included or incorporated by reference into this prospectus supplement.

The summary consolidated statement of operations data, other financial information and operating performance metrics for the three-month period ended March 31, 2014, and the summary consolidated balance sheet information as of March 31, 2014, have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which is incorporated by reference into this prospectus supplement. Our unaudited financial statements were prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair statement of the information set forth therein.

The summary consolidated financial information for the twelve months ended March 31, 2014, has been derived by adding the financial information for the year ended December 31, 2013, and the financial information for the three months ended March 31, 2014, and subtracting the financial information for the three months ended March 31, 2013. Interim results are not necessarily indicative of the results to be expected for an entire fiscal year.

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements incorporated by reference into this prospectus supplement. See “Incorporation of Certain Information by Reference.”

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2012	2013	2013 (unaudited)	2014 (unaudited)	2014 (unaudited)
	(in millions)
Statement of Operations Data:
Operating revenues	$6,800	$5,478	$6,301	$1,241	$1,965	$7,025
Operating Expenses:
Fuel and purchased energy expense	4,359	3,024	3,736	821	1,357	4,272
Plant operating expense	904	922	895	227	265	933
Depreciation and amortization expense	550	562	609	146	153	616
Sales, general and other administrative expense	131	140	136	33	33	136
Other operating expenses	77	78	81	18	22	85

Total operating expenses	6,021	4,726	5,457	1,245	1,830	6,042

(Gain) on sale of assets, net	—	(222)	—	—	—	—
(Income) from unconsolidated investments in power plants	(21)	(28)	(30)	(8)	(9)	(31)

Income from operations	800	1,002	874	4	144	1,014
Interest expense	760	736	696	176	166	686
Loss on interest rate derivatives	145	14	—	—	—	—
Interest (income)	(9)	(11)	(6)	(2)	(1)	(5)
Debt extinguishment costs	94	30	144	—	—	144
Other (income) expense, net	21	15	20	5	11	26

Income (loss) before income taxes and discontinued operations	(211)	218	20	(175)	(32)	163
Income tax expense (benefit)	(22)	19	2	(50)	(19)	33

Net income (loss)	(189)	199	18	(125)	(13)	130
Net income attributable to the noncontrolling interest	(1)	—	(4)	—	(4)	(8)

Net income (loss) attributable to Calpine	$(190)	$199	$14	$(125)	$(17)	$122

Other Financial Information:
Net cash provided by (used in) operating activities	$775	$653	$549	$(157)	$123	$829
Net cash used in investing activities	$(836)	$(470)	$(593)	$(122)	$(769)	$(1,240)
Net cash provided by (used in) financing activities	$(14)	$(151)	$(299)	$(43)	$220	$(36)
EBITDA(1)	$1,092	$1,507	$1,319	$145	$284	$1,458
Adjusted EBITDA(2)	$1,726	$1,749	$1,830	$286	$446	$1,990

Twelve Months Ended March 31, 2014 (unaudited)
(dollars in millions)
As Adjusted Financial Data(3):
As adjusted interest expense, net	$620
Ratio of total debt to Adjusted EBITDA(4)(5)	5.5x
Ratio of net debt to Adjusted EBITDA(5)(6)	5.3x
Ratio of net secured debt to Adjusted EBITDA(5)(7)	3.8x
Ratio of Adjusted EBITDA to as adjusted interest expense, net	3.2x

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2012	2013	2013	2014	2014
	(unaudited)
Operating Performance Metrics:
MWh generated (in thousands)(8)	90,875	112,216	101,610	23,998	22,977	100,589
Average availability	90.1%	91.3%	91.7%	90.1%	88.4%	91.3%
Average total MW in operation(8)	27,234	27,318	26,854	26,541	27,693	27,142
Average capacity factor, excluding peakers	44.3%	53.7%	48.7%	47.6%	43.2%	47.6%

	As of December 31,			As of March 31,
	2011	2012	2013	2014 (unaudited)
	(in millions)
Balance Sheet Information:
Cash and cash equivalents	$1,252	$1,284	$941	$515
Total assets	$17,371	$16,549	$16,559	$17,067
Total debt(9)	$10,425	$10,750	$11,112	$11,475
Total liabilities	$13,007	$12,493	$12,991	$13,655
Total Calpine stockholders’ equity	$4,304	$4,014	$3,514	$3,354

(1)	EBITDA is defined as net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization (excluding deferred financing costs). See “Non-GAAP Financial Measures.” A reconciliation of EBITDA to net income (loss) attributable to Calpine is provided below.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2012	2013	2013 (unaudited)	2014 (unaudited)	2014 (unaudited)
	(in millions)
Net income (loss) attributable to Calpine	$(190)	$199	$14	$(125)	$(17)	$122
Less: Net income attributable to noncontrolling interest	1	—	4	—	4	8

Net income (loss)	(189)	199	18	(125)	(13)	130

Interest expense, net of interest income	751	725	690	174	165	681
Income tax expense (benefit)	(22)	19	2	(50)	(19)	33
Depreciation and amortization expense, excluding deferred financing costs(a)	552	564	609	146	151	614

EBITDA	$1,092	$1,507	$1,319	$145	$284	$1,458

(2)	Adjusted EBITDA is defined as EBITDA with adjustments for certain items as detailed in the following reconciliations. See “Non-GAAP Financial Measures.”

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2012	2013	2013 (unaudited)	2014 (unaudited)	2014 (unaudited)
	(in millions)
EBITDA	$1,092	$1,507	$1,319	$145	$284	$1,458
Major maintenance expense(b)	205	200	224	66	81	239
Operating lease expense(c)	35	34	35	9	9	35
Loss on interest rate derivatives	145	14	—	—	—	—
Unrealized (gains) losses on commodity derivative mark-to-market activity	25	82	14	57	73	30
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(d)	36	31	14	6	3	11
(Gain) loss on sale of assets, net	—	(222)	—	—	—	—
Stock-based compensation expense	24	25	36	8	10	38
Loss on disposition of assets	16	12	4	2	—	2
Debt extinguishment costs and other (income) expense, net	115	45	164	5	11	170
Acquired contract amortization	8	14	14	4	4	14
Other	25	7	6	(16)	(29)	(7)

Total Adjusted EBITDA	$1,726	$1,749	$1,830	$286	$446	$1,990

(a)	Depreciation and amortization expense in the income (loss) from operations calculation on our Consolidated Statements of Operations excludes amortization of other assets.
(b)	We exclude major maintenance expense from our Adjusted EBITDA because we believe we expense, rather than capitalize, significantly more of our maintenance expenditures than our competitors.
(c)	We exclude operating lease expense because it relates primarily to leases of power plants that do not qualify as capital leases under GAAP and that are essentially financing arrangements with components of principal and interest, which are routinely excluded in the calculation of EBITDA.
(d)	Included in our Consolidated Statements of Operations in (income) from unconsolidated investments in power plants. Includes $1 million, nil and nil for unrealized (gains) losses on mark-to-market activity for the years ended December 31, 2011, 2012 and 2013, respectively, and nil for each of the three months ended March 31, 2013 and 2014 and the twelve months ended March 31, 2014.
(3)	Gives effect to this offering and the use of proceeds of the offering described under “Use of Proceeds” as if they had occurred on April 1, 2013, in the case of as adjusted interest expense, net and Adjusted EBITDA and as of March 31, 2014, in the case of total debt and net debt. Such data is presented for illustrative purposes only, does not purport to reflect what our actual financial condition would have been had this offering and the use of proceeds of the offering described under “Use of Proceeds” actually taken place on such dates and is not necessarily indicative of our financial condition or results of operations as of the specified date or in the future. As adjusted interest expense includes our share of interest expense, including mark-to-market activity gain/loss on interest rate swaps, at our unconsolidated projects, which amounted to $12 million.
(4)

Total debt includes our $188 million interest in the total debt of unconsolidated projects in operation as of the end of the period reported. For purposes of calculating the ratio of as adjusted total debt to Adjusted EBITDA, we have adjusted total debt by adding our interest in the total debt of unconsolidated projects in operation because this is one of the adjustments we make to calculate Adjusted EBITDA. However, we do not include this adjustment in total debt as presented under the caption “Balance Sheet Information” above.
(5)	Excludes a total amount of $887 million in project debt associated with the Russell City and Los Esteros projects which have not been in full operation for at least one full year. We have also excluded $89 million in adjusted EBITDA associated with RCEC / LECEF, as well as $248 million in effective corporate debt (equivalent capital spend) for Garrison, Deer Park and Channel Projects.
(6)	Net debt represents total debt less as adjusted cash and cash equivalents and restricted cash, and includes our $166 million interest in the net debt of unconsolidated projects in operation. See “Capitalization.”
(7)	Net secured debt reflects total long-term debt of approximately $11.5 billion as of March 31, 2014 (as adjusted to give effect of this offering and the use of proceeds described under “Use of Proceeds”), less (i) the aggregate principal amount of the notes offered hereby and (ii) the project debt associated with the Russell City and Los Esteros projects and the effective corporate debt (equivalent spend) for Garrison, Deer Park and Channel Projects described in footnote 5 above. See also “Capitalization.” In addition, for purposes of this ratio, Adjusted EBITDA has been reduced by an amount of approximately $89 million, representing Adjusted EBITDA related to the Russell City and Los Esteros projects.
(8)	Represents generation and capacity from power plants that we both consolidate and operate.
(9)	Includes $2.6 billion, $2.7 billion and $3.1 billion attributable to variable interest entities as of December 31, 2011, 2012 and 2013, respectively, and $3.5 billion as of March 31, 2014.

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following factors, together with the risks and uncertainties discussed under the heading “Special Note on Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus supplement and the prospectus, as such risk factors may be updated from time to time in our public filings, before making an investment in the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in or incorporated by reference into this prospectus supplement and the prospectus will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the notes, could decline, and you might lose all or part of your investment.

Our substantial indebtedness could adversely affect our financial health, limit our ability to compete and prevent us from fulfilling our obligations under the notes.

Assuming we had completed this offering, the Tender Offers and Consent Solicitations and the repurchase of some or all of our 2019 Notes on March 31, 2014, we would have had $11.5 billion of indebtedness and $761 million of availability under our revolving credit facility. Our substantial indebtedness could have important consequences. For example, it may:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

•	limit our ability to enter into long-term revenue contracts that require credit support;

•	limit our ability to respond to changing business, governmental regulation and economic conditions and to withstand competitive pressures, general economic and industry conditions or a downturn in our business;

•	require a substantial portion of our cash flow from operations to be used for debt payments and reduce our ability to use cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	place us at a competitive disadvantage relative to companies that have less indebtedness; and

•	limit our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.

The indenture will not prohibit us or our subsidiaries from incurring additional indebtedness in the future and the terms of our other outstanding indebtedness does not fully prohibit us from doing so. Accordingly, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. If we or our subsidiaries incur additional indebtedness in the future, the related risks could intensify.

The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

We currently have secured indebtedness outstanding and the indenture will not, and the terms of our other outstanding indebtedness does not, fully prohibit us or our subsidiaries from incurring additional secured indebtedness in the future. As of March 31, 2014, on a pro forma basis after giving effect to the application of the proceeds of this offering as described under the headings “Use of Proceeds” and “Capitalization,” we would have had an aggregate of approximately $5.0 billion of secured indebtedness outstanding. In addition, following the anticipated Existing Credit Agreement Amendment, as described under the heading “Summary—Recent Developments,” we would have an additional $500 million of availability under our revolving credit facility. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The agreements governing our indebtedness, including our credit facilities, contain covenants that significantly restrict our operations. The failure to comply with such restrictive covenants could accelerate repayment obligations under our indebtedness.

The agreements governing our and our operating subsidiaries’ other indebtedness, including our credit facilities, contain covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business, including restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities. These covenants will place restrictions on our ability and the ability of our operating subsidiaries to, among other things:

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	incur debt or issue preferred equity interests;

•	create liens;

•	consolidate or merge;

•	sell or otherwise transfer or dispose of assets, including equity interest of its subsidiaries;

•	enter into sale-leaseback transactions;

•	enter into transactions with its affiliates;

•	use the proceeds of permitted sales of its assets; and

•	change its line of business.

Furthermore, any additional financing arrangements we or our operating subsidiaries enter into may contain similar or additional restrictive covenants. Failure to maintain compliance with the covenants contained in existing and future financial agreements could constitute a default which could accelerate the payment of any amounts outstanding under such agreements.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient cash flow from operations and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Our ability to refinance our indebtedness depends on many factors beyond our control.

We will likely need to refinance all or a portion of our indebtedness on or before maturity. Our ability to refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time and could be limited by restrictive covenants in our existing debt agreements. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Almost all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flows to service our indebtedness (including the notes), post collateral and finance our ongoing operations. Certain of our subsidiaries’ and other affiliates’ project debt and other agreements restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of their other obligations, including their outstanding debt, operating expenses, lease payments and reserves, or during the existence of a default. Furthermore, our subsidiaries will be permitted under the terms of the indenture and the agreements governing our other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries and other affiliates will permit them to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. Additionally, legal constraints, such as restrictions relating to foreign exchange controls or transfer approvals, a lack of retained earnings or the solvency of our subsidiaries and other affiliates may also limit the amounts they can distribute to us. If distributions from our subsidiaries and other affiliates to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

Your right to receive payments on the notes could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate, or reorganize.

None of our subsidiaries will guarantee the notes. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries, including trade creditors. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us. The indenture governing the notes will not limit the ability of our subsidiaries to incur certain additional debt or other liabilities. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of March 31, 2014, on a pro forma basis after giving effect to the application of the proceeds of this offering as described under the headings “Use of Proceeds” and “Capitalization,” our subsidiaries would have had an aggregate of approximately $3.7 billion of indebtedness owed or guaranteed to third parties (in addition to guarantees of our secured indebtedness), which would be structurally senior to the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds to make the required repurchase of notes or that restrictions in our then-existing debt instruments will not allow such repurchases. In addition, certain important corporate events, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions that would increase the level of our indebtedness would not constitute a “Change of Control” under the indenture. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

If an active trading market does not develop for the notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $        , after deducting underwriting discounts as described in “Underwriting (Conflicts of Interest)” and estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering, together with cash on hand (if necessary) to (i) pay the consideration in connection with the Tender Offers and Consent Solicitations in respect of the Tender Offer Notes, (ii) redeem any of the Tender Offer Notes not tendered in connection with the Tender Offers and Consent Solicitations and (iii) pay premiums, fees and expenses relating to the Tender Offers and Consent Solicitations and the redemption (if any) of the Tender Offer Notes. In addition, we have begun discussions with holders of the 2019 Notes with respect to the repurchase of some or all of the 2019 Notes. We have not reached any agreement with respect to the terms of any such repurchase and no assurance can be given that any such repurchase will be consummated. Under the indenture governing the 2019 Notes, we currently have the option to redeem some or all of the 2019 Notes at a “make-whole” price. If we do enter into an agreement to repurchase some or all of the 2019 Notes, we intend to use a portion of the net proceeds from this offering for such repurchase. Any net proceeds from this offering not used for the purposes described above will be used for general corporate purposes. See “Summary—Recent Developments.”

Affiliates of Goldman, Sachs & Co. hold all of our outstanding 2019 Notes. Affiliates of certain of the underwriters may also hold our 2020 Notes and/or 2021 Notes. Because the net proceeds from this offering will be used to repay indebtedness under 2019 Notes, 2020 Notes and 2021 Notes, we expect that at least 5% of the net proceeds will be directed to one or more of such underwriters or their affiliates (including Goldman, Sachs & Co.).

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and our consolidated capitalization as of March 31, 2014, on an actual basis and on an as adjusted basis to give effect to the issuance of the notes offered hereby and the use of proceeds as described under the heading “Use of Proceeds,” as if each had occurred on March 31, 2014. You should read the data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that we included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is incorporated by reference into this prospectus supplement. See “Incorporation of Certain Information by Reference.” Such data is presented for illustrative purposes only, does not purport to reflect what our actual financial position would have been had this offering (and the use of proceeds contemplated hereby) actually taken place on such date and is not necessarily indicative of our financial position as of the specified date or in the future.

	As of March 31, 2014
	Actual	As adjusted(1)
	(in millions)
Cash and cash equivalents	$515	$

Restricted cash (current and long-term)	$266		$266

Long-term debt (including current portion):
Revolving Credit Facility(2)	$—		$—
Term Loan Agreements	2,821		2,821
8% Senior Secured Notes due 2019	320		370
7.875% Senior Secured Notes due 2020(3)	875		875
7.50% Senior Secured Notes due 2021	1,600		1,600
6.000% Senior Secured Notes due 2022(4)	744		744
7.875% Senior Secured Notes due 2023	960		960
5.875% Senior Secured Notes due 2024	490		490
2023 Notes offered hereby(5)	—
2025 Notes offered hereby(5)	—
Project financing, notes payable and other debt	1,865		1,865
Calpine Construction Finance Company, L.P. Term Loans(6)	1,607		1,607
Capital lease obligations	193		193

Total long-term debt (including current portion)	$11,475	$
Total Calpine stockholders’ equity	3,354

Total capitalization	$14,829	$

(1)	As adjusted figures in this table assume that the entire outstanding principal amount of (i) the Tender Offer Notes will be tendered in the Tender Offers and Consent Solicitations and that all such notes will be tendered on or prior to the Consent Date and (ii) the 2019 Notes will be repurchased on or prior to the consummation of this offering.
(2)	As of March 31, 2014, we had no borrowings under our Revolving Credit Facility, except $239 million of letters of credit outstanding.
(3)	The 7.875% Senior Secured Notes due 2020 were offered at a price of 99.146% of their face value, resulting in $1,090,606,000 of gross proceeds. We redeemed 10% of the aggregate principal amount of these notes in each of 2012 and 2013, which resulted in the write-off of approximately $0.9 million and $0.5 million of unamortized original issue discount, respectively. The approximately $7.6 million remaining discount will be amortized and included in interest expense until such notes mature. As of March 31, 2014, approximately $2.8 million of the discount had been amortized.
(4)	The 6.000% Senior Secured Notes due 2022 were offered at a price of 99.193% of their face value, resulting in $743,947,500 of gross proceeds. The approximately $6 million discount will be amortized and included in interest expense until the 2022 Notes mature. As of March 31, 2014, approximately $0.3 million of the discount had been amortized.
(5)	Assumes that the notes offered hereby are not issued with an original issue discount.
(6)	The Calpine Construction Finance Company, L.P. term loans were offered at a price of 99.75% of their face value.

DESCRIPTION OF NOTES

The 2023 Notes and 2025 Notes will be issued as separate series under a base indenture between Calpine and Wilmington Trust, National Association, as trustee, as supplemented by a first supplemental indenture with respect to the 2023 Notes and a second supplemental indenture with respect to the 2025 Notes. In this description, unless otherwise specified, the word “indenture” shall be deemed to refer to the base indenture, as supplemented by the first supplemental indenture and the second supplemental indenture, and (ii) the word “notes” shall be deemed to refer to each of the 2023 Notes and the 2025 Notes separately, and not to the 2023 Notes and 2025 Notes on any combined basis.

This description supplements, and to the extent inconsistent with replaces, the section entitled “Description of the Debt Securities” in the accompanying prospectus. This description and the section entitled “Description of the Debt Securities” in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. In this description, references to “Calpine” refers only to Calpine Corporation and not to any of its subsidiaries.

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders of notes have rights under the indenture.

Brief Description of the Notes

The notes will:

•	be general unsecured obligations of Calpine;

•	rank pari passu in right of payment with all of Calpine’s existing and future senior indebtedness;

•	be effectively subordinated to Calpine’s secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	be structurally subordinated to any existing and future indebtedness and other liabilities of Calpine’s Subsidiaries; and

•	be senior in right of payment to any of Calpine’s subordinated indebtedness.

As of March 31, 2014, on a pro forma basis after giving effect to the application of the proceeds of this offering as described under the headings “Use of Proceeds” and “Capitalization,” (i) Calpine would have had an aggregate of approximately $5.0 billion of secured indebtedness outstanding, which would be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness and (ii) in addition to guarantees of Calpine’s secured indebtedness described in clause (i), Calpine’s subsidiaries would have had an aggregate of approximately $3.7 billion of indebtedness owed or guaranteed to third parties, which would be structurally senior to the notes. See “Risk Factors—The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness” and “Risk Factors—Your right to receive payments on the notes could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate, or reorganize.”

Principal, Maturity and Interest

In this offering, Calpine will issue $         in aggregate principal amount of the 2023 Notes and $         in aggregate principal amount of the 2025 Notes. Calpine will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2023 Notes will mature on                     , 2023 and the 2025 Notes will mature on                     , 2025.

Interest on the 2023 Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on              and              of each year, commencing on                     , 2014. Interest on the 2025 Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on              and              of each year, commencing on                     , 2014. Calpine will make each interest payment to the holders of record on the immediately preceding              and             . Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Calpine may issue additional 2023 Notes under the indenture governing the 2023 Notes and additional 2025 Notes under the indenture governing the 2025 Notes, in each case from time to time after this offering without the consent of the existing holders of 2023 Notes or 2025 Notes, as applicable. Any additional 2023 Notes or 2025 Notes issued will have the same terms as the 2023 Notes or 2025 Notes, as applicable, except for the respective issue date, issue price and initial interest payment date. The 2023 Notes or 2025 Notes and any additional 2023 Notes or 2025 subsequently issued will be treated as a single class for all purposes under the applicable indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of this description, references to “notes” include any additional 2023 Notes or 2025 Notes issued, as applicable.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Calpine, Calpine will pay or cause to be paid all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless Calpine elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Calpine may change the paying agent or registrar without prior notice to the holders of the notes, and Calpine or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Calpine is not required to transfer or exchange any note selected for redemption. Also, Calpine is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

2023 Notes

At any time prior to                     , 2017, Calpine may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2023 Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price of     % of the principal amount of the 2023 Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the rights of holders of 2023 Notes on the relevant record date to receive interest due on the relevant interest payment date), with the proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of the 2023 Notes issued on the Issue Date (excluding 2023 Notes held by Calpine and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to                     , 2018, Calpine may on any one or more occasions redeem all or a part of the 2023 Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of 2023 Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date, subject to the rights of holders of 2023 Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the 2023 Notes will not be redeemable at Calpine’s option prior to                     , 2018. Calpine is not prohibited, however, from acquiring the 2023 Notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

On or after                     , 2018, Calpine may on any one or more occasions redeem all or a part of the 2023 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2023 Notes redeemed, to but excluding the applicable redemption date, if redeemed during the 12-month period beginning on              of the years indicated below (subject to the rights of holders of 2023 Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2018		%
2019		%
2020 and thereafter	100.000%

2025 Notes

At any time prior to                     , 2017, Calpine may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2025 Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price of     % of the principal amount of the 2025 Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the rights of holders of 2025 Notes on the relevant record date to receive interest due on the relevant interest payment date), with the proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of the 2025 Notes issued on the Issue Date (excluding 2025 Notes held by Calpine and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to                     , 2019, Calpine may on any one or more occasions redeem all or a part of the 2025 Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of 2025 Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date, subject to the rights of holders of 2025 Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the 2025 Notes will not be redeemable at Calpine’s option prior to                     , 2019. Calpine is not prohibited, however, from acquiring the 2025 Notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

On or after                     , 2019, Calpine may on any one or more occasions redeem all or a part of the 2025 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2025 Notes redeemed, to but excluding the applicable redemption date, if redeemed during the 12-month period beginning on                      of the years indicated below (subject to the rights of holders of 2025 Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2019		%
2020		%
2021		%
2022 and thereafter	100.000%

Mandatory Redemption

Calpine is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee (or registrar if other than the trustee) will select notes for redemption on a pro rata basis to the extent practicable or by lot or such other similar method in accordance with the procedures of The Depository Trust Company, unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or delivered electronically at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption notice may, in Calpine’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one of more conditions precedent, such notice shall state that, in Calpine’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Calpine in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by Calpine in its sole discretion) by the redemption date, or by the redemption date so delayed.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, each holder of notes will have the right to require Calpine to repurchase all or any part (equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Calpine will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to but excluding the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, Calpine will mail (or deliver electronically) a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered electronically, pursuant to the procedures required by the indenture and described in such notice. Calpine will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, Calpine will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Calpine will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Calpine.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Calpine will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Calpine to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that Calpine repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Calpine will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Calpine and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

Certain Covenants

Liens

Calpine will not, and will not permit any Covered Subsidiary to, create, incur, assume or suffer to exist any mortgage, pledge or other lien (other than Permitted Liens) upon any Principal Property to secure indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness, unless all payments due under the indenture and the notes issued thereunder are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such mortgage, pledge or other lien.

Merger, Consolidation or Sale of Assets

Calpine may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Calpine is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Calpine and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either (a) Calpine is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Calpine) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to a supplemental indenture duly executed by the trustee;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Calpine) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Calpine under the indenture and the notes pursuant to a supplemental indenture duly executed by the trustee; and

(3)	immediately after such transaction, no Default or Event of Default exists.

In addition, Calpine may not, directly or indirectly, lease all or substantially all of the properties and assets of Calpine and its Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Calpine with an Affiliate solely for the purpose of reincorporating Calpine in another jurisdiction or forming a direct holding company of Calpine; and

(2)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Calpine and its Subsidiaries, including by way of merger or consolidation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Calpine will furnish to the trustee, within 30 days after a large accelerated filer would be required to file such reports with the SEC under the SEC’s then existing rules and regulations: (i) all quarterly and annual financial information that is substantially equivalent to that which would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Calpine were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to annual information only, a report thereon by Calpine’s certified independent accountants and (ii) reports that are substantially equivalent to that which would be required to be filed with the SEC on Form 8-K if Calpine were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, Calpine will file a copy of all such information with the SEC via EDGAR, or any successor electronic delivery procedure, for public availability (unless the SEC will not accept such a filing) and make such information available to investors who request it in writing. Calpine’s reporting obligations pursuant to this covenant will be satisfied in the event Calpine timely files such information with the SEC via EDGAR, or any successor electronic delivery procedure.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the notes:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Calpine to comply with any covenant in the indenture (other than a default specified in clause (1) or (2) above) for 60 days after written notice by the trustee or holders of at least 25% in principal amount of the notes;

(4)	default under any document evidencing any indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness by Calpine, whether such indebtedness now exists or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this clause (4) shall not apply to (i) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (ii) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion); and

(5)	(a) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against Calpine or any of its Material Subsidiaries in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of Calpine or any of its Material Subsidiaries; or (iii) orders the liquidation of Calpine or any of its Material Subsidiaries and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days; or (b) Calpine or any of its Material Subsidiaries, pursuant to or within the meaning of Bankruptcy Law, (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors.

In the case of an Event of Default pursuant to clause (5) of the previous paragraph, the notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of such notes that are outstanding may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the notes that are then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

In case an Event of Default occurs and is continuing under the indenture, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the notes that are then outstanding have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such notes.

Calpine is required to deliver to the trustee, within 90 days after the end of each fiscal year of Calpine, a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Calpine is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Calpine, as such, will have any liability for any obligations of Calpine under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Calpine may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes that are outstanding (“Legal Defeasance”) except for:

(1)	the rights of holders of the notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

(2)	Calpine’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the notes, and Calpine’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture governing such notes.

In addition, Calpine may, at its option and at any time, elect to have the obligations of Calpine released with respect to certain covenants (including Calpine’s obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Calpine must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and Calpine must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Calpine has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Calpine has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Calpine has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default with respect to the notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Calpine or any of its Subsidiaries is a party or by which Calpine or any of its Subsidiaries is bound;

(6)	Calpine must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Calpine with the intent of preferring the holders of the notes over the other creditors of Calpine with the intent of defeating, hindering, delaying or defrauding creditors of Calpine or others; and

(7)	Calpine must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any such notes held by a non-consenting holder):

(1)	reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenant described above under the caption “—Offer to Repurchase Upon Change of Control Triggering Event” and provisions relating to the number of days of notice to be given in the event of a redemption);

(3)	reduce the rate of or change the time for payment of interest on any such note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any such note payable in currency other than that stated in such notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium on such notes;

(7)	waive a redemption payment with respect to any such note (other than a payment required by the covenant described above under the caption “—Offer to Repurchase Upon Change of Control Triggering Event”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Calpine and the trustee may amend or supplement the indenture and the notes:

(1)	to cure any ambiguity, defect or inconsistency in the indenture or the notes in a manner that does not adversely affect the rights of any holder;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Calpine’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Calpine and its Subsidiaries, taken as a whole;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under any indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of any indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture or the notes to any provision of a description of such notes in the prospectus or prospectus supplement or other document relating to the offering of such notes to the extent that such provision was intended to be a verbatim or substantially verbatim recitation of a provision of the indenture or the notes, which intent shall be evidenced by an Officer’s Certificate to that effect;

(7)	modify or delete any provision of the indenture, but only if the change or deletion becomes effective when there are no outstanding notes of any series which are entitled to the benefit of such provision as to which such modification or deletion would apply;

(8)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof; or

(9)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to the notes, when:

(1)	either:

(a)	all such notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Calpine, have been delivered to the trustee for such notes for cancellation; or

(b)

all such notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Calpine has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default under the indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Calpine is a party or by which Calpine is bound;

(3)	Calpine has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Calpine has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Calpine must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Calpine, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

“2019 Notes” means Calpine’s 8% Senior Secured Notes due 2019.

“2020 Notes” means Calpine’s 7.875% Senior Secured Notes due 2020.

“2021 Notes” means Calpine’s 7.50% Senior Secured Notes due 2021.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such note; or

(2)	the excess of:

(A)	the present value at such redemption date of (i) the redemption price of (a) such 2023 Note at , 2018 or (b) such 2025 Note at , 2019, as applicable (such redemption prices being set forth in the tables appearing under the caption “—Optional Redemption”) plus (ii) all required interest payments due on (a) such 2023 Note through , 2018 or (b) such 2025 Note through , 2019, as applicable (in each case excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B)	the principal amount of the note.

“Authorized Officer” shall mean, with respect to (i) delivering an Officer’s Certificate pursuant to the indenture, the principal executive officer, the principal financial officer, the chief legal officer or the principal accounting officer of Calpine and (ii) any other matter in connection with the indenture, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief legal officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president of such person or any other person of Calpine having substantially the same responsibilities as the aforementioned officers.

“Bankruptcy Law” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of Calpine of any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Calpine, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to it in the indenture.

“Change of Control Payment” has the meaning assigned to it in the indenture.

“Change of Control Payment Date” has the meaning assigned to it in the indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Covered Subsidiary” means any Subsidiary of Calpine that is or becomes a guarantor of indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness of Calpine that is secured by a first lien on substantially all of Calpine’s assets.

“Default” means any event, act or condition which with notice or lapse of time, or both, would (without cure or waiver hereunder) constitute an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (other than pursuant to a change of control or asset sale prepayment offer provision).

“Environmental CapEx Debt” shall mean indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness of Calpine or its Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by Calpine or its Subsidiaries to comply with Environmental Laws.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including without limitation any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (as such relates to exposure to Hazardous Materials) or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of (1) Capital Stock of Calpine (other than Disqualified Stock and other than to a Subsidiary of Calpine) or (2) Capital Stock of a direct or indirect parent entity of Calpine (other than to Calpine or a Subsidiary of Calpine) to the extent that the net cash proceeds therefrom are contributed to the common equity capital of Calpine.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” shall mean any nation or government, or any state, province, territory or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including Electric Reliability Council of Texas.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Issue Date” means                     , 2014.

“Limited Recourse Debt” means indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness of a Project Subsidiary or Project Subsidiaries (or a Subsidiary or Subsidiaries directly or indirectly holding the Capital Stock of one or more of such Project Subsidiaries) that is incurred to finance the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the applicable Project or Projects, or to refinance such indebtedness or any refinancing thereof, with respect to which the recourse of the holder or obligee of such indebtedness is limited to (i) assets (and revenues and proceeds from such assets) associated with or ancillary to such Project or Projects (which in any event shall not include assets held by any Subsidiary other than a Subsidiary, if any, whose sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of whose assets are associated with or ancillary to such Project or Projects) in respect of which such indebtedness was incurred and/or (ii) such Subsidiary or Subsidiaries, and/or such Project Subsidiary or Project Subsidiaries and/or the Capital Stock in one or more of such entity or entities, but in the case of clause (ii) only if such Subsidiary’s or Project Subsidiary’s sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of such Subsidiary’s or Project Subsidiary’s assets are associated with or ancillary to such Project or Projects. Indebtedness of a Subsidiary of Calpine shall not fail to be Limited Recourse Debt by reason of the holders of such Limited Recourse Debt having recourse to Calpine or another Subsidiary of Calpine pursuant to a performance guarantee.

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s Total Assets (after intercompany eliminations) exceeds 15.0 percent of the Total Assets of such Person on a consolidated basis.

“Moody’s” means Moody’s Investors Services, Inc., or any successor thereto.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons or to prevent catastrophic failure of a unit. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Officer’s Certificate” means a certificate signed on behalf of Calpine by an Authorized Officer of Calpine that meets the requirements set forth in the indenture.

“Permitted Liens” means:

(1)	liens securing indebtedness for borrowed money under Revolving Credit Facilities in an aggregate principal amount not to exceed $2.0 billion;

(2)	liens securing indebtedness for borrowed money in an aggregate principal amount not to exceed the aggregate principal amount of Calpine’s secured notes and term loans outstanding immediately prior to the issuance of the notes, less the aggregate principal amount of the 2019 Notes, the 2020 Notes and the 2021 Notes repurchased or redeemed with the net proceeds of the issuance of the 2023 Notes and the 2025 Notes;

(3)	liens securing indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness in an aggregate principal amount not to exceed 10.0% of Total Assets (determined at the time of incurrence of such indebtedness and without giving effect to subsequent changes) and liens securing indebtedness incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance in whole or in part from time to time such indebtedness secured pursuant to this clause (3);

(4)	liens in favor of Calpine;

(5)	liens created for the benefit of (or to secure) the notes;

(6)	any lien existing on any property or asset (including Capital Stock) prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by Calpine or any of its Subsidiaries, and any lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such liens; provided that in each case (i) such lien is not created in contemplation or in connection with such acquisition, (ii) such lien does not apply to any other property or assets of Calpine or any of its Subsidiaries (other than fixtures and improvements on any such real property), and (iii) the principal amount of any indebtedness secured by such liens shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, fees and expenses associated with such refinancing, replacement, refunding, renewal or extension of such indebtedness);

(7)	liens to secure indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such indebtedness;

(8)	liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

(9)	liens on assets of any Subsidiary of Calpine or Project Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt;

(10)	liens securing (a) Capital Lease Obligations and (b) other indebtedness of Calpine or any of its Subsidiaries incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets, and any refinancing, replacement, refunding, renewal or extension of any such indebtedness without any increase thereof, in an aggregate amount not to exceed $150.0 million at any one time outstanding, so long as (i) such liens are initially created or arise prior to or within the 90 days after the completion of such acquisition, lease, construction, installation or improvement and (ii) such liens do not attach to assets of Calpine or any Subsidiary of Calpine other than the relevant assets acquired, leased, constructed, installed or improved; and

(11)	liens securing indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness in an aggregate amount, together with all other indebtedness for borrowed money secured by liens pursuant to this clause (11), not to exceed $100.0 million at any one time outstanding;

As of Issue Date, the Company expects to have approximately $5.0 billion of secured indebtedness for borrowed money outstanding under clause (2) above.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by Calpine or any Covered Subsidiary and used primarily for manufacturing, processing, research, warehousing or distribution, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility (or portion thereof) that Calpine reasonably determines is not material to the business of Calpine and its Subsidiaries, taken as a whole.

“Project” means any (a) electrical generation plant, (b) cogeneration plant, (c) facility for the exploration or drilling for fuel or other resources, or for the development, storage, transport or transmission of, electricity, steam, fuel, syngas or other resources for the generation of electricity or (d) facility engaged in another line of business in which Calpine and its Subsidiaries are permitted to be engaged hereunder, in each case for which a Subsidiary or Subsidiaries of Calpine was, is or will be (as the case may be) an owner, lessee, operator, manager, developer or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction; provided that a Project shall cease to be a Project of Calpine and its Subsidiaries at such time that Calpine or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Project Subsidiary” means any Subsidiary of Calpine whose sole business is the ownership and/or operation of a Project or Projects and substantially all of the assets of which are associated with or acquired or utilized in such Project.

“Qualifying Equity Interests” means Equity Interests of Calpine other than Disqualified Stock.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Calpine’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by Calpine as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by both of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by Calpine of the occurrence of a Change of Control or Calpine’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at Calpine’s or the trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Revolving Credit Facilities” means any credit agreement, loan agreement or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that provides for revolving borrowings.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution and delivery of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act of 1939, as amended, then the body performing such duties at such time.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means, as of any date of determination, the total consolidated assets of Calpine and its Subsidiaries, determined in accordance with GAAP, as shown on the most recent internally available balance sheet of Calpine, after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to (a)             , 2018 with respect to any 2023 Note or (b)             , 2019 with respect to any 2025 Note, as applicable; provided, however, that if the period from the redemption date to (a)             , 2018 with respect to any 2023 Note or (b)             , 2019 with respect to any 2025 Note, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

Upon sale, the notes will be represented by one or more “Global Securities.” The Global Securities representing the notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and will be registered in the name of Cede & Co., as nominee of DTC. The Global Securities may not be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC of such successor. All notes will be denominated in United States dollars.

So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the Global Securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the Global Securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in the Global Securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Securities representing the notes.

The Global Securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•	DTC notifies us (or we become aware) that it is unwilling or unable to continue as depositary for the Global Securities and a successor depositary is not appointed by us within 90 days;

•	DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	there shall have occurred and be continuing an event of default under the indenture with respect to the Global Securities and the outstanding notes shall have become due and payable pursuant to the indenture and the trustee has requested that certificated notes be issued; or

•	we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the Global Securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Securities representing the notes as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by the Global Securities (“Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued.

•	Principal, premium, if any, and interest payments on the Global Securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•	DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Internal Revenue Service Circular 230 Disclosure

Pursuant to Internal Revenue Service Circular 230, the Company hereby informs you that the description set forth herein with respect to U.S. federal tax issues was not intended or written to be used, and such description cannot be used, by any taxpayer, for the purpose of avoiding any penalties that may be imposed on the taxpayer under the Internal Revenue Code of 1986, as amended (the “Code”). Such description was written to support the promotion or marketing of the notes. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

The following describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of notes by holders who purchase notes at their original issuance in this offering at their “issue price” (i.e., the first price at which a substantial amount of notes is sold to investors, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement trustees or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Code, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust and is not a U.S. holder.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships considering an investment in notes should consult their own tax advisors.

The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt entities, financial institutions, partnerships or other pass-through entities (or investors therein), expatriates, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, banks, dealers in securities or currencies, traders in securities and persons holding the notes as part of a “straddle,” “hedge” or “conversion transaction,” may be subject to special rules not discussed below. This discussion does not address any foreign, state or local taxes or any U.S. federal taxes other than U.S. federal income taxes (such as estate or gift taxes or the Medicare tax on certain investment income). No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. We urge you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of acquiring, holding and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

Certain Contingent Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes as described under “Description of Notes—Optional Redemption” and “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument, as of the date of issuance, to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote and/or incidental, and therefore we do not intend to treat the notes as contingent payment debt instruments. Assuming such position is respected, you would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. Our position that such contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (“IRS”), and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes.

Stated Interest

Stated interest on a note will be includible in the gross income of a U.S. holder as ordinary interest income in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon a sale, taxable exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss, if any, equal to the difference between the amount received upon the sale, taxable exchange, redemption, retirement or other taxable disposition (other than an amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the note at that time. Your adjusted tax basis in your notes generally will equal the amount you paid for the notes.

Any gain or loss realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, taxable exchange, redemption, retirement or other taxable disposition, the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting will apply to certain payments of interest on the notes and to the proceeds from the sale or other disposition (including a redemption or retirement) of a note paid to you unless you are an exempt recipient. Additionally, backup withholding will apply to such payments or proceeds if you fail to provide a correct taxpayer identification number or certification of exempt status, if you become subject to backup withholding because you previously failed to report full dividend and interest income or if you otherwise fail to comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide certain information to the IRS. You should consult your personal tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes.

Payments of Interest

Interest that we pay to you that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on that payment if you:

•	are not a “10-percent shareholder” (within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code) of Calpine;

•	are not a controlled foreign corporation related to Calpine;

•	are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code; and

•	certify to us, our paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, generally on IRS Form W-8BEN or W-8BEN-E or applicable substitute form, under penalties of perjury, that you are not a U.S. person for U.S. federal income tax purposes and provide your name and address.

Interest that does not satisfy the foregoing exception will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless:

•	such tax is eliminated or reduced under an applicable United States income tax treaty and the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E establishing such reduction or exemption from withholding tax on interest; or

•	such interest is effectively connected with a U.S. trade or business of the non-U.S. holder and the non-U.S. holder provides a properly executed IRS Form W-8ECI or W-8BEN or W-8BEN-E claiming an exemption from withholding tax on such interest.

A non-U.S. holder whose interest income is effectively connected with a U.S. trade or business (and in the case of an applicable treaty, is attributable to a permanent establishment or fixed base maintained in the United States) of the non-U.S. holder will be subject to regular U.S. federal income tax on such interest in generally the same manner as if it were a U.S. holder. A corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a rate of 30% on its effectively connected earnings and profits attributable to such interest, subject to adjustments (unless reduced or eliminated by an applicable income tax treaty).

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

You generally will not be subject to U.S. federal income tax with respect to any gain recognized on a sale, taxable exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base maintained in the United States), in which event such gain will be subject to tax generally in the same manner as described above with respect to effectively connected interest; or

•	you are an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, in which event the gain (net of certain U.S. source capital loss) will be subject to a 30% U.S. federal income tax.

Information Reporting and Backup Withholding

Payments of interest on the notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and you. Backup withholding generally will not apply to payments of interest on the notes if you properly certify that you are not a U.S. person for U.S. federal income tax purposes under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

The payments of the proceeds of the disposition (including a redemption or retirement) of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

You should consult your own tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you timely furnish the required information to the IRS.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder (the provisions commonly known as FATCA), interest paid after June 30, 2014 and the gross proceeds of sale or other disposition of notes after December 31, 2016, to a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary) may be subject to U.S. federal withholding tax at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a U.S. federal withholding tax of 30% on interest paid after June 30, 2014 and the gross proceeds of a sale or other disposition of a note after December 31, 2016, to a non-financial foreign entity (whether such non-financial foreign entity is a beneficial owner or an intermediary) unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed applicable IRS Form W-8. Under certain circumstances, a U.S. Holder or non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. You should consult your tax advisors concerning the tax consequences of your particular situation.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC and                             are acting as joint book-running managers of the offering and as representatives of the underwriters. Under the terms and subject to the conditions set forth in the underwriting agreement dated the date hereof, the underwriters named below have, severally and not jointly, agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of notes set forth opposite their names below:

Underwriter	Principal Amount of 2023 Notes	Principal Amount of 2025 Notes
Morgan Stanley & Co. LLC	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
UBS Securities LLC
Total

	$	$

We estimate that our expenses for this offering will be approximately $         million.

The underwriting agreement for this offering provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of the notes are purchased.

The following table shows the per note underwriting discount and total underwriting discount for the notes that we will pay to the underwriters.

	2023 Notes		2025 Notes
Per Note		%		%
Total	$		$

After the initial offering of the notes, the underwriters may change the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the several underwriters and certain controlling persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100, or if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3 of the Prospectus Directive,

provided that no such offer of notes shall require Calpine or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Calpine or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Calpine nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Calpine or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, RBS Securities Inc., UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc. and/or certain of their affiliates act as agents and/or lenders under Calpine’s $1 billion secured revolving credit facility dated December 10, 2010 and amended on June 27, 2013, for which they receive customary fees.

In addition, the underwriters or their affiliates may hold some of Calpine’s outstanding 2020 Notes and 2021 Notes (collectively, the “Tender Offer Notes”), and if any such Tender Offer Notes are purchased or redeemed by Calpine’s, such underwriters or their affiliates will receive a portion of the proceeds of this offering. Morgan Stanley & Co. LLC is expected to act as dealer manager for the tender offers (the “Tender Offers”) to purchase for cash any and all of the Issuer’s outstanding Tender Offer Notes. In conjunction with the Tender Offers, Calpine’s also commenced solicitations for consents to certain proposed amendments to the respective indentures governing the Tender Offer Notes (the “Consent Solicitations”). Morgan Stanley & Co. LLC will receive customary compensation in connection with the Tender Offers and Consent Solicitations.

In addition, Goldman, Sachs & Co. and/or its affiliates own all of Calpine’s 2019 Notes. Calpine’s plans to use the proceeds of the offering of the notes, to purchase some or all of the outstanding 2019 Notes and pay premiums, fees and expenses relating to the purchase of the 2019 Notes, the Tender Offers, the Consent Solicitations and this offering. Goldman, Sachs & Co. and/or its affiliates will receive at least 5% of the proceeds of this offering due to its holding of the 2019 Notes. See “Use of proceeds.” Consequently, certain of the underwriters, including Goldman, Sachs & Co., may have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. This rule provides that if at least five percent of the net offering proceeds from the sale of debt securities, are directed to any underwriter or its affiliates, a “qualified independent underwriter” (“QIU”) meeting certain standards must participate in the preparation of the registration statement, the prospectus and the prospectus supplement and exercise the usual standards of due diligence with respect thereto. To comply with Rule 5121, Goldman, Sachs & Co. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder and only to the extent that it retains documentation of such approval in its records. Morgan Stanley is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify Morgan Stanley against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes will be passed upon for us by White & Case LLP. Certain legal matters with respect to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements of Calpine Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CALPINE CORPORATION

Debt Securities

From time to time, we may sell debt securities consisting of notes, bonds, debentures or other evidences of indebtedness on terms we will determine at the times we sell the debt securities. When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities being offered. A prospectus supplement may also add to, modify or update information contained in this prospectus. You should read this prospectus and any supplement, together with the documents we incorporate into this prospectus by reference, carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CPN”.

We may sell debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE DEBT SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESTING IN OUR DEBT SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

Prospectus dated July 8, 2014

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the debt securities we may offer. When we sell debt securities under this shelf registration, we will provide a prospectus supplement that will contain specific information describing the particular terms of the debt securities being offered. The prospectus supplement may also add to, modify or update information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference into this prospectus as described below under “Incorporation of Certain Information by Reference,” before making an investment in our debt securities.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference into this prospectus and any accompanying prospectus supplement or free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any information or representation not contained or incorporated by reference into this prospectus or in any accompanying prospectus supplement or free writing prospectus. This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any debt securities other than the debt securities to which they relate, nor do this prospectus and any accompanying prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy debt securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or free writing prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement or free writing prospectus is delivered or debt securities are sold on a later date.

RISK FACTORS

An investment in our debt securities involves a high degree of risk. You should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and other subsequent filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, each of which is incorporated by reference, and those risk factors that may be included or incorporated by reference under the caption “Risk Factors” in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement or free writing prospectus and the documents we incorporate by reference before making an investment decision.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains, and any prospectus supplement or free writing prospectus and documents incorporated by reference herein and therein may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability to hedge risks;

•	laws, regulation and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•	our ability to manage our liquidity needs and to comply with covenants under our and our subsidiaries’ financing obligations;

•	risks associated with the operation, construction and development of power plants including unscheduled outages or delays and plant efficiencies;

•	risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•	the unknown future impact on our business from the Dodd-Frank Act and the rules to be promulgated thereunder;

•	competition, including risks associated with marketing and selling power in the evolving energy markets;

•	structural changes in the supply and demand of power, resulting from the development of new fuels or technologies and demand-side management tools;

•	the expiration or early termination of our Power Purchase Agreements and the related results on revenues;

•	future capacity revenues may not occur at expected levels;

•	natural disasters, such as hurricanes, earthquakes and floods, acts of terrorism or cyber attacks that may impact our power plants or the markets our power plants serve and our corporate headquarters;

•	disruptions in or limitations on the transportation of natural gas, fuel oil and transmission of power;

•	our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	our ability to attract, motivate and retain key employees;

•	present and possible future claims, litigation and enforcement actions; and

•	other risks identified in this prospectus, any prospectus supplement or free writing prospectus and documents incorporated by reference herein and therein.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

You may also obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Attention: Corporate Secretary

(713) 830-2000

We have filed with the SEC a registration statement on Form S-3 relating to the debt securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC.

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2013 provided in our Definitive Proxy Statement on Schedule 14A filed on April 1, 2014;

•	our Current Reports on Form 8-K filed on April 22, 2014, May 15, 2014 and July 8, 2014; and

•	any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we sell all of the debt securities that may be offered by this prospectus.

Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of any debt securities by means of this prospectus and the accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”

CALPINE CORPORATION

When used in this prospectus, the terms “Calpine,” “we,” “our” and “us” mean, unless the context otherwise indicates, Calpine Corporation and its consolidated subsidiaries.

We are one of the largest wholesale power generators in the U.S. measured by power produced. We own and operate primarily natural gas-fired and geothermal power plants in North America and have a significant presence in major competitive wholesale power markets in California, Texas and the Mid-Atlantic region of the U.S. We sell wholesale power, steam, capacity, renewable energy credits and ancillary services to our customers, which include utilities, independent electric system operators, industrial and agricultural companies, retail power providers, municipalities, power marketers and others. We purchase primarily natural gas and some fuel oil as fuel for our power plants and engage in related natural gas transportation and storage transactions. We purchase electric transmission rights to deliver power to our customers. We also enter into natural gas and power physical and financial contracts to hedge certain business risks and optimize our portfolio of power plants. Seasonality and weather can have a significant impact on our results of operations and are also considered in our hedging and optimization activities. Our goal is to be recognized as the premier power generation company in the U.S. as viewed by our employees, customers, regulators, shareholders and the communities in which our facilities are located. We seek to achieve sustainable growth through financially disciplined power plant development, construction, acquisition, operation and ownership, and by pursuing opportunities to improve our fleet performance and reduce operating costs.

We assess our business on a regional basis due to the impact on our financial performance of the differing characteristics of these regions, particularly with respect to competition, regulation and other factors impacting supply and demand. Our reportable segments are West (including geothermal), Texas, North (including Canada) and Southeast.

Our principal offices are located at 717 Texas Avenue, Suite 1000, Houston, Texas 77002 and our telephone number is (713) 830-2000. We also have regional offices in Dublin, California and Wilmington, Delaware, an engineering, construction and maintenance services office in Pasadena, Texas and government affairs offices in Washington D.C., Sacramento, California and Austin, Texas. We operate our business through a variety of divisions, subsidiaries and affiliates.

USE OF PROCEEDS

Except as otherwise may be described in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereunder for general corporate purposes, including, among other possible uses, acquisitions, funding for working capital, the repayment or repurchase of short-term or long-term debt or lease obligations, repurchase of our capital stock and other capital expenditures. We may also use the net proceeds for temporary investments until we need them for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2014
	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	1.13	0.74	0.73	1.27	1.01	0.85

For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of earnings before income taxes, noncontrolling interest and income from unconsolidated investments in power plants, plus fixed charges, distributions from equity method investments and the amortization of capitalized interest, less interest capitalized and preferred securities dividend requirements of subsidiaries. “Fixed charges” consist of interest incurred on indebtedness, amortization of debt discount, fees and expenses plus estimated interest in the rental expense from operating leases. The ratios of earnings to fixed charges are calculated as follows:

(Income before income taxes, noncontrolling interest and income from unconsolidated investments in power plants) + (Fixed charges) + (Distributions from equity method investments) + (Amortization of capitalized interest) – (Interest capitalized) – (Preferred securities dividend requirements of subsidiaries)

(Fixed charges)

DESCRIPTION OF DEBT SECURITIES

This “Description of Debt Securities” section contains a summary description of the debt securities that Calpine Corporation may offer and sell from time to time. This summary description is not meant to be a complete description of the debt securities. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the debt securities being offered.

As used in this prospectus, debt securities means the notes, bonds, debentures and other evidences of indebtedness that Calpine Corporation may issue from time to time. We may offer non-convertible secured or unsecured debt securities, which may be senior or subordinated. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in one or more series under an indenture between us and Wilmington Trust, National Association, as trustee, which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture.

The debt securities may be issued in one or more series as may be authorized from time to time. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement of which this prospectus is a part. Reference is made to the applicable prospectus supplement for the following terms of the debt securities of each series. The prospectus supplement relating to a particular series of debt securities will describe the terms of such debt securities being offered, including:

•	title and aggregate principal amount;

•	any applicable subordination provisions for any subordinated debt securities;

•	whether the debt securities will be secured or unsecured;

•	the guarantors, if any, and the terms of any guarantees (including provisions relating to seniority, subordination, security and release of any guarantees);

•	whether the debt securities are exchangeable for other securities;

•	the price, or prices, expressed as a percentage or percentages of principal amount at which the debt securities will be issued;

•	issue and maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue;

•	dates on which interest will be payable and record dates for the determination of the holders to which interest will be payable on such payment dates;

•	the places where payments on the debt securities will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which the debt securities will be issued;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to a series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	any other terms of the debt securities of such series and guarantees thereof, if any (which terms are not inconsistent with the provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act).

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be set forth in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The indenture is, and the debt securities will be, construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our debt securities from time to time (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the debt securities to be offered by this prospectus will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The financial statements of Calpine Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.